DCP Services, LLC
Executive Severance Plan
and
Summary Plan Description

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INTRODUCTION
DCP Services, LLC Executive Severance Plan (the “Plan”) is sponsored by DCP Services, LLC (the “Plan Sponsor”) for the purpose of providing severance benefits to certain employees of the Employer. Participation in the Plan is limited to those Employees who are involuntarily terminated, through no fault of their own, or whose employment is terminated through an Employer-initiated separation as further set forth herein. This Plan does not apply to any other persons, including those who voluntarily terminate employment.
This Plan was originally effective as of January 1, 2015. This amended and restated Plan is effective as of February 19, 2020 (the “Effective Date”), and will remain in effect, unaltered, unless formally amended or terminated in writing by the Plan Sponsor. No employee, supervisor, or manager of the Employer has any authority to alter, amend or make exceptions to this Plan. This Plan is not a contract of employment, and does not entitle any person to any term or length of employment. The Plan is specifically intended to be an unfunded “welfare benefit plan” as that term is defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is not a pension benefit plan. Only those Employees who actually receive benefits under the terms of the Plan are deemed to be “participants” of the Plan for purposes of the terms provided herein, but any Employees who would be eligible to receive benefits under the terms of the Plan if the payment events were triggered are considered “participants” for purposes of ERISA rights.

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ARTICLE 1.
DEFINITIONS
1.1Active Employee means an Employee who is performing the regular duties of his or her position with the Employer or who is on a Creditable Leave of Absence.
1.2Administrator means the Plan Sponsor unless the Plan Sponsor appoints an administrator in accordance with Section 5.1.
1.3Affiliate means, with respect to any person, any other person that directly or indirectly through one or more intermediaries’ controls, is controlled by or is under common control with, the person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise, and includes Enbridge, Inc. (and any successor in interest) so long as it owns a fifty percent (50%) interest in the Plan Sponsor, and also Phillips 66 (and any successor in interest) so long as it owns a fifty percent (50%) interest in the Plan Sponsor.
1.4Base Pay means the annual amount of compensation regularly paid to an Employee, (excluding overtime, bonuses, differentials, allowances, incentive pay, commissions and any other supplemental remuneration to the Employee) as determined on the Termination Date.
1.5Cause means—
(a)the Employee’s willful or repeated refusal to obey written directions of the Employer (so long as such directions do not involve illegal acts);
(b)acts of substance abuse by the Employee that are injurious to the Employer;
(c)fraud or dishonesty by the Employee that is injurious to the Employer;
(d)the Employee being charged with any felony crime (whether in connection with the Employer’s affairs or otherwise);
(e)any misrepresentation by the Employee of a fact, or omission of a material fact, concerning his or her professional qualifications or experience, the termination of any prior employment, or any litigation or proceedings commenced against or by the Employee involving actual or alleged illegal behavior, whether made in the Employee’s resume or in other written materials; or
(f)violation of any Employer policy applicable to Employee.
1.6COBRA means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and related regulations.
1.7Code means the Internal Revenue Code of 1986, as amended, and related regulations.
1.8Creditable Leave of Absence means a period of absence from Employment because of Family and Medical Leave, Military Leave, Sick Leave, STD Leave, or Furlough and excludes all other leaves of absence, including personal leaves of absence.

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1.9Effective Date means February 19, 2020.
1.10Eligible Employee means an Employee who—
(a)is employed as an Active Employee on a full-time or part-time basis with an Employment Classification of Director (or equivalent) or higher;
(b)does not have a written employment or termination agreement in effect on the applicable Termination Date that waives participation in the Plan or otherwise provides for severance benefits; and
(c)has satisfied the requirements of Section 2.1.
1.11Employee means any individual who performs services for the Employer and receives compensation for such services other than any individual who—
(a)is classified by the Employer as a temporary employee;
(b)is classified by the Employer as an agent, consultant, independent contractor or self-employed individual regardless of whether such person is later determined to have an employer-employee relationship with the Employer; or
(c)provides services to the Employer under a written contract between the Employer and a temporary help firm, employee leasing agency, technical services firm, outsourcing company, professional employer organization or similar entity, regardless of whether such person is later determined to have an employer-employee relationship with the Employer.
1.12Employer means the Plan Sponsor and its Affiliates other than:
(a)Enbridge, Inc. (and any successor in interest);
(b)Phillips 66 (and any successor in interest); and
(c)Any other entity specifically excluded from participation under the Plan by the Plan Sponsor.
1.13Employment means an individual’s service as an Employee with the Employer that begins on the Employee’s Service Date and ends on the Employee’s Termination Date. Periods during which an Employee is on a Creditable Leave of Absence will be treated as periods of continuous Employment.
1.14Employment Classification(s) means the classification of such Employee determined by the Administrator and as listed in Section 3.1 on such Employee’s Termination Date.
1.15ERISA means the Employee Retirement Income Security Act of 1974, as amended, and related regulations.
1.16Family and Medical Leave means a leave of absence taken pursuant to the Family and Medical Leave Act of 1993, as amended, and related regulations.

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1.17Furlough means paid or unpaid leave taken as required by the Employer due to lack of work.
1.18Hour of Service means each hour for which an Employee is paid or entitled to payment from the Employer for the performance of duties.
1.19Military Leave means leave taken pursuant to the Employer’s military leave policy.
1.20Plan means the DCP Services, LLC Executive Severance Plan.
1.21Plan Sponsor means DCP Services, LLC.
1.22Plan Year means the 12-consecutive-month period beginning each January 1 and ending each December 31.
1.23Release means the separation agreement and general release prepared by and acceptable to the Employer. The Release, in consideration of the benefits provided under the Plan, is intended to legally bind the Employee and the Employer regarding the termination of the Employee’s Employment with the Employer, require repayment of benefits under the Plan under certain rehire circumstances and, among other things, provide for a full release and waiver by the Employee of all possible claims against the Employer and its Affiliates and all directors, officers, employees, agents, and representatives of the Employer and its Affiliates, including, but not limited to, claims arising out of the Employee’s Employment with, and termination of Employment by, the Employer.
1.24Service Date means the base date used by the Employer to determine the Employee’s service anniversary under the service award program, determined in the sole discretion of the Employer.
1.25Severance Pay means the benefit payable to an Eligible Employee under this Plan, calculated under Section 3.1.
1.26Sick Leave means leave taken for which the Employee receives benefits under the sick leave policy of the Employer.
1.27STD Leave means leave taken for which the Employee receives benefits under the short-term disability salary continuation policy of the Employer.
1.28Subsidy Period means, for each Employee, the closest number of whole months that corresponds to the period of Base Pay or Weekly Pay, as applicable, received as Severance Pay under Section 3.1. In determining the closest number of whole months for Severance Pay expressed in Weekly Pay, the number of weeks of Weekly Pay will be converted to months by dividing the total number of weeks of Weekly Pay by four and one-third (4-1/3) and rounding to the closest whole month.
1.29Termination Date means the last date on which an Employee performs an Hour of Service.
1.30Weekly Pay means the amount of the Employee’s Base Pay divided by 52.
1.31Year of Service means a one-year period, beginning on an Employee’s Service Date and each anniversary of such Service Date thereafter, during which period the Employee is engaged in continuous Employment. Fractional or partial Years of Service will be disregarded, and no period of time will count towards more than one Year of Service.

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ARTICLE 2.
ELIGIBILITY
2.1.Eligibility Requirements for Severance Pay. An Eligible Employee becomes a participant under the Plan if such Employee meets each of the following requirements:
(a)the Employee is notified that his or her Employment with the Employer is subsequently terminated, and such Employee is specifically notified that such termination is eligible for Severance Pay if all requirements under this Section 2.1 are satisfied;
(b)the Employee is an Active Employee as of the date of notification and continues to work productively for the Employer, to the extent required, as determined in the sole discretion of the Employer, until the Employer determines that the Employee’s services are no longer necessary;
(c)the Employee’s Termination Date is on or after the Effective Date of this Plan;
(d)the Employee executes a Release, as provided in Section 4.1 within the prescribed period; and
(e)the Employee is not subsequently employed by the Employer or an Affiliate within 30 days following the Employee’s Termination Date.
2.2.Ineligible Terminations. An Employee who is otherwise eligible for any benefits under this Plan will not receive such benefits if the Employee, as determined by the Employer in its absolute discretion —
(a)unilaterally and voluntarily resigns;
(b)is terminated for Cause; or
(c)leaves the Employer’s employment for any reason (including death, disability, disappearance or presumed death) before the requirements of Section 2.1 are satisfied.

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ARTICLE 3.
SEVERANCE BENEFITS
3.1.Severance Pay. An Eligible Employee who complies with the terms of this Plan, becomes a participant in the Plan pursuant to Section 2.1, and signs, delivers, complies with and does not timely revoke the Release will be eligible to receive Severance Pay, less applicable taxes and withholding, in the amount set forth under subparagraphs (a) through (d) below based upon such Employee’s Employment Classification:
(a)Chief Executive Officer. An Eligible Employee with an Employment Classification of Chief Executive Officer will be paid Severance Pay in accordance with Schedule A.
(b)Executive Committee. An Eligible Employee with an Employment Classification of Executive Committee will be paid Severance Pay in accordance with Schedule B.
(c)Vice President. An Eligible Employee with an Employment Classification of Vice President will be paid Severance Pay in accordance with Schedule C.
(d)Director. An Eligible Employee with an Employment Classification of Director will be paid Severance Pay in accordance with Schedule D.
3.2.Timing and Form of Payment. If all conditions for receipt of Severance Pay are satisfied, payment of an Eligible Employee’s Severance Pay will be made in a single cash lump sum payment as soon as administratively feasible following the end of any applicable Release rescission period, provided that, payment will be made within 74 days of the Employee’s Termination Date. The Employer will withhold any amounts required by the federal, state, or local law.
3.3.Outplacement Assistance. The Employer may, in its discretion, offer an Eligible Employee who satisfies all the conditions for receipt of Severance Pay outplacement counseling assistance selected by the Employer. Such program may vary by Eligible Employee as determined by the Employer. In no event will outplacement services be provided in excess of 12 months to an Eligible Employee. An Eligible Employee may be provided outplacement counseling assistance upon notification of termination of employment, but the provision of such outplacement assistance does not entitle an Eligible Employee to continue such services under this Section 3.3, if such Employee does not satisfy all conditions for receipt of Severance Pay.
3.4.Subsidized COBRA Coverage. If all conditions for receipt of Severance Pay are satisfied and if an Eligible Severance Employee elects continuation coverage under COBRA, the Employer will contribute an amount towards COBRA coverage such that the cost of Employee’s health coverage following the Termination Date will be the same as the cost of such Employee’s health coverage in place immediately prior to the Termination Date. The Employer will provide such amount on a monthly basis until the end of the Subsidy Period or, if earlier, the first to occur of the following: (1) such Employee becomes eligible to receive group health insurance from another employer’s group health plan or spouse’s employer plan, (2) such Employee’s COBRA coverage is terminated for any reason (including by reason of the Employee becoming entitled to Medicare) regardless of whether coverage is continued by a separate qualified beneficiary, or (3) the expiration of the applicable maximum COBRA period for the Employee (generally, the maximum COBRA period is 18 months but in cases of disability may be extended to 29 months). If such Employee is determined by the Employer to be a “highly compensated individual” under

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Code Section 105(h), such contributions by the Employer will be made on an after-tax basis and will be grossed up for applicable tax withholding. The determination of any gross-up required by this Section 3.4 will be calculated and determined in the Employer’s sole discretion. To the extent COBRA coverage premium payments have been made on behalf of an Eligible Employee before all conditions for receipt of Severance Pay have been satisfied and such conditions are not thereafter satisfied, such Employee will reimburse Employer for any amounts paid by Employer for COBRA coverage.

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ARTICLE 4.
CONDITIONS FOR RECEIPT OF SEVERANCE PAY
4.1.Execution of Release. In consideration for and as a pre-condition of receiving Severance Pay and benefits described under Sections 3.1, 3.3, and 3.4, an Employee must execute a Release in a form provided by the Employer. The Release must be voluntarily executed by the Employee, and the Employee must not revoke such Release within any applicable revocation period that may be required by law from time to time. The Release must be executed by the Employee within forty-five (45) days, or such shorter period provided by the Release, following the Employee’s Termination Date.
4.2.Confidentiality and Non-Disclosure Agreement. In consideration for and as a pre-condition of receiving Severance Pay and benefits described under Sections 3.1, 3.3, and 3.4, the Employer may require (either as part of the Release or otherwise) an Employee to execute a confidentiality and non-disclosure agreement in a form approved by the Employer. A confidentiality and non-disclosure agreement, if any, must be voluntarily executed by the Employee within forty-five (45) days, or such shorter period provided by such agreement, following the Employee’s Termination Date. If an Employee executed a similar agreement on the date the Employee was hired or at any time during Employment, by accepting Severance Pay under this Plan, such Employee agrees that the previously executed confidentiality and/or non-disclosure agreement will survive the Employee’s termination of employment with the Employer.
4.3.Additional Conditions. The Employer may also require an Eligible Employee, as conditions precedent to receiving Severance Pay and any other benefits under the Plan, to satisfy any working or scheduling conditions required by the Employer.
4.4.Offset for Money Owed to the Employer. An Employee’s benefit under this Plan will be reduced by any amount that the Employee owes to the Employer on his or her Termination Date, and by accepting and executing the Release, Employee consents to such offset.
4.5.Other Benefits. The benefits of an Employee under any other Employer benefit plan or program are governed solely by the terms of those plans and programs and will neither be affected by nor affect payments under this Plan.
4.6.Payments to Estate. If an Eligible Employee who has become a participant in the Plan pursuant to Section 2.1 dies before receiving the applicable Severance Pay benefit to which he or she is entitled under the Plan, the benefit will be paid to the Employee’s estate. If such Employee has not executed a Release before death, the Employee’s estate will not be entitled to any Severance Pay. Notwithstanding the foregoing, the Employer may, in its discretion, waive conditions for receipt of the benefit, including the requirement for a Release.
4.7.Coordination with Short-Term Incentive Plan. Notwithstanding Section 4.5, if an Eligible Employee has satisfied all conditions for receipt of Severance Pay, a termination of such Employee’s Employment will be considered a qualifying layoff under the DCP Services, LLC Short-Term Incentive Plan (effective January 1, 2012) (“STIP”) and any successor plans (provided such Employee is a participant in such plan as of the Termination Date). Unless provided otherwise in the applicable Release, a pro-rata portion of any payment under the STIP that would otherwise be forfeited due to termination of employment will be paid as a result of a qualifying layoff provided that such payment is otherwise due under the terms of the STIP (e.g., performance goals have been met). Any pro-rata portion payable will be determined by

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multiplying eligible base and overtime pay received in the year by the STIP target and performance factors. Any such pro-rata payment due will be made at the same time and in the same manner as other payments made under the STIP.
4.8.Coordination with Long-Term Incentive Plan. Notwithstanding Section 4.5, if an Eligible Employee has satisfied all conditions for receipt of Severance Pay, a termination of such Employee’s Employment will be considered a layoff (if applicable) under the DCP Midstream, LP 2016 Long-Term Incentive Plan (effective April 28, 2016), the DCP Services, LLC Long-Term Incentive Plan (effective January 1, 2008), the DCP Midstream, LP 2012 Long-Term Incentive Plan (effective February 15, 2012), and any successor plans, or, if applicable, any similar plans (provided such Employee is a participant in such plans as of the Termination Date).
4.9.Repayment of Benefit.
(a)Benefit Calculated by Reference to Weekly Pay. If an Employee received Severance Pay under the Plan calculated by reference to Weekly Pay and is reemployed by the Employer during the period beginning on the Employee’s Termination Date and equaling the number of weeks associated with the number of weeks of Weekly Pay used to calculate such Employee’s Severance Pay, the Employee must repay the portion of Severance Pay relating to the number of full weeks of such period that have not expired as of the date of such Employee’s reemployment. For example, if an Employee has a Termination Date of March 1, is entitled to Severance Pay equal to 10 weeks of Weekly Pay and is reemployed on March 10, then the Employee is required to repay 80% of the Severance Pay received. The terms of such repayment will be set in the Employer’s sole discretion.
(b)Benefit Calculated by Reference to Base Pay. If an Employee received Severance Pay under the Plan calculated by reference to Base Pay and is reemployed by the Employer during the period beginning on the Employee’s Termination Date and equaling the number of months associated with the number of months of Base Pay used to calculate such Employee’s Severance Pay, the Employee must repay the portion of Severance Pay relating to the number of full months of such period that have not expired as of the date of such Employee’s reemployment. For example, if an Employee has a Termination Date of March 1, is entitled to Severance Pay equal to one and one-half (1-1/2) times Base Pay, and is reemployed on November 10, then the Employee is required to repay 50% of the Severance Pay received. The terms of such repayment will be set in the Employer’s sole discretion.

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ARTICLE 5.
ADMINISTRATION
5.1Administration and Interpretation of the Plan. The Plan Sponsor is the Administrator unless the Plan Sponsor appoints an individual or a committee as Administrator in writing. If the Plan Sponsor appoints a committee to serve as the Administrator, the committee must consist of not less than three members. Any member of the committee may resign at any time by giving notice to the Plan Sponsor. Any resignation will take effect at the date of receipt of such notice (or at any later date specified in the notice) and will be deemed to occur upon termination of the member’s employment. No member of the committee may receive any compensation for his or her services as a member of the committee. A majority of the members of the committee will constitute a quorum for the transaction of business. All resolutions or other actions taken by the committee will require the written approval or affirmative vote of a majority of the members of the committee. The Plan Sponsor is entitled to remove the Administrator or committee member at any time, with or without cause. The Administrator has all powers necessary or convenient to administer the Plan, including, in addition to such other powers as the law may provide, the following:
(a)all powers to administer the Plan, within its discretion, including but not limited to the power to establish rules and procedures for the purpose of administration of this Plan;
(b)total and complete discretion to interpret the Plan and to determine all questions arising in the administration, interpretation and application of the Plan, including the power to construe and interpret the Plan; to decide all questions relating to an individual’s eligibility for benefits and the amounts thereof; to make such adjustments which it deems necessary or desirable to correct any arithmetical or accounting errors; to determine the amount, form and timing of any distribution to be made hereunder;
(c)to increase the amount of benefits that would otherwise be provided under the Plan as it deems desirable and to subject such additional benefit to the requirements and conditions described herein;
(d)to correct any defect, supply any omission or reconcile any inconsistency in such manner and to such extent as the Administrator deems necessary to carry out the purposes of this Plan;
(e)exclusive fact finder discretionary authority to decide all facts relevant to the determination of eligibility for benefits; discretion to make factual determinations as well as decisions and determinations relating to the amount and manner of the distribution of benefits; and in making such decisions, be entitled to, but need not rely upon, information supplied by an Employee or representative thereof; and
(f)the power to appoint such agents, attorneys, accountants, and consultants and any other person required for proper administration of the Plan.
The decisions of the Administrator are conclusive and binding upon all persons having or claiming to have any right or interest in or under the Plan, and no such decision may be modified under judicial review unless such decision is proven to be arbitrary or capricious.

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5.2Information. The Administrator may require that each Employee supply any information and execute any documents necessary under this Plan.
5.3Fiduciary Provisions. The Administrator is a “named fiduciary” under the Plan. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan. All fiduciaries under the Plan must discharge their duties with respect to the Plan solely in the interests of the Employees and their beneficiaries and with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of alike character and with like aims. No fiduciary under the Plan will be liable for an act or omission of another person in carrying out any fiduciary responsibility where such fiduciary responsibility is allocated to such other person by or pursuant to the Plan.
5.4Indemnification. The Employer will, to the fullest extent permitted by law, indemnify each director, officer, or employee of the Employer (including the heirs, executors, administrators, and other personal representatives of such person) and the Administrator against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by a person covered under this indemnification clause in connection with any threatened, pending, or actual suit, action, or proceeding (whether civil, criminal, administrative, or investigative in nature, or otherwise) in which the person may be involved by reason of the fact that the person is or was serving the Plan in any capacity at the request of the Employer.
5.5Expenses of Administration. Any expense incurred by the Employer or the Administrator relative to the administration of the Plan will be paid by the Employer.
5.6Accounts and Records. The Administrator will maintain records concerning the eligibility of Employees and itemize and separately identify the benefits distributed under the Plan.
5.7Notification of Employees. The Administrator will communicate in writing to all Employees (whom could become a participant under the Plan pursuant to Section 2.1) a summary of the terms and conditions of the Plan, which in the Administrator’s discretion, may be a copy of the Plan.
5.8Claims Procedure.
(a)Filing a Claim for Benefits. If an Employee or former Employee believes that the Employer is obligated under the terms of the Plan to pay a benefit, the Employee or former Employee (hereinafter referred to as the “claimant”) must deliver a written request to the Administrator, or such person or office as the Administrator designates for the processing of claims. Upon receipt of such request, the Administrator may require the claimant to complete such forms and provide such additional information as may be reasonably necessary to establish the claimant’s right to benefits under the Plan. A claim is deemed filed upon receipt by the Administrator.
(b)Notification to Claimant of Decision. The Administrator will furnish to the claimant a notice of the decision within 90 days after receipt of the claim. If special circumstances require more than 90 days to process the claim, this period may be extended for up to an additional 90 days by giving written notice to the claimant before the end of the initial 90-day period stating the special circumstances requiring the extension and the date by which a final decision is expected. Failure to provide a notice of decision within the time

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specified will constitute a denial of the claim, and the claimant will be entitled to require a review of the denial under the review procedures.
The notice to be provided to every claimant who is denied a claim for benefits must be in writing and must set forth, in a manner calculated to be understood by the claimant, the following:
(1)the specific reason or reasons for the denial;
(2)specific reference to pertinent Plan provisions on which the denial is based;
(3)a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(4)an explanation of the Plan’s claims review procedure describing the steps to be taken by a claimant who wishes to submit his or her claim for review, including a statement of the claimant’s right to bring a civil action pursuant to ERISA Section 502.
(c)Review Procedure. The purpose of the review procedure is to provide a procedure by which an Employee or former Employee claiming benefits may have a reasonable opportunity to appeal a denial of a claim to the Administrator for a full and fair review as required by ERISA Section 503. To accomplish that purpose, the claimant or his or her duly authorized representative may request a review upon written application to the Administrator, review pertinent Plan documents and submit issues and comments in writing. A claimant (or his or her duly authorized representative) must request a review by filing a written application for review with the Administrator at any time within 60 days after receipt by the claimant of written notice of the denial of his or her claim.
The decision on review will be made by the Administrator, who may in his, her, or its discretion hold a hearing on the denied claim. The Administrator will make its decision promptly, which will ordinarily be not later than 60 days after the Plan’s receipt of the request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing. In that case a decision will be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time is required due to special circumstances, written notice of the extension will be furnished to the claimant prior to the time the extension commences. The decision on review must be in writing and must include specific reasons for the decision (written in a manner calculated to be understood by the claimant), as well as specific references to the pertinent Plan provisions on which the decision is based.

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ARTICLE 6.
GENERAL PROVISIONS
6.1Entire Understanding. This Plan constitutes the entire commitment of the Employer with respect to Eligible Employees and the matters set forth in this Plan and supersedes any and all separation or severance plans and programs with respect to such Employees which may have been maintained previously by the Employer. Further, the Plan supersedes any and all negotiations, representations, warranties or agreements between the Employer and such Employees, unless an Employee has an employment agreement with the Employer governing the terms of such Employee’s termination of employment that is in effect on the date of his or her termination.
6.2Payments from the Plan. Payments from the Plan will be paid out of the general assets of the Employer at the time payments are required. The Employer is not required to set aside amounts in advance of the date payments are required.
6.3Rights Against Employer. Neither the establishment of the Plan, nor any modification of the Plan, nor any distributions from the Plan may be construed as giving to any current or former Employee or beneficiary any legal or equitable rights against the Employer, its shareholders, directors, or officers, as such, or as giving any person the right to be retained in the employ of the Employer.
6.4Amendment; Termination. The Plan Sponsor reserves the right to amend, modify or terminate this Plan at any time for any reason, which may result in the termination or modification of coverage or benefits under this Plan. Any such amendment or termination must be set forth in writing.
6.5Severability. A determination that any provision of this Plan is prohibited by law or unenforceable will not affect the validity or enforceability of any other provision of this Plan.
6.6Non-Assignable. Benefits payable under this Plan are not subject to the claims of any creditor of any Employee. Except as provided in Section 4.6, an Eligible Employee has no rights under this Plan to alienate, pledge, encumber or assign any benefit to which such Employee may become entitled.
6.7Governing Law. To the extent not pre-empted by federal law, this Plan will be governed in all respects by the laws of the State of Colorado without giving effect to its conflicts or choice of law rules.
6.8Forum and Waiver of Trial by Jury. Any legal suit, action or proceeding arising out of or relating to this Plan shall be instituted in the federal courts of the United States of America or the courts of the State of Colorado in each case located in the City of Denver and County of Denver, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party acknowledges and agrees that any controversy which may arise out of or relate to this Plan is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Plan.

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6.9Code Section 409A. All benefits provided under this Plan are intended to be exempt from Code Section 409A; however, to the extent Code Section 409A applies, the Plan will be interpreted to comply to the maximum extent permitted. Notwithstanding, the Plan Sponsor makes no representation that this Plan complies with Code Section 409A and has no liability to Participants for any failure to comply with Code Section 409A. For purposes of Code Section 409A, all benefits hereunder are designated as separate payments.
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Rights of Plan Participants
ERISA provides that all plan participants will be entitled to the following:
Receive Information About Your Plan and Benefits.
•Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all Plan documents governing the Plan and a copy of the latest annual report (Form 5500 Series) if required to be filed by the Plan with the U.S. Department of Labor (available at the Public Disclosure Room of the Employee Benefit Security Administration).
•Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and an updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
•Receive automatically, claims procedures, to the extent such procedures are changed after distribution of this Plan document.
Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including the Employer, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
Enforce Your Rights. If your claim for a benefit under this Plan is denied or ignored, in whole or in part, you have the right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds the claim is frivolous.
Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefit Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefit Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefit Security Administration.

DCP Services, LLC Executive Severance Plan and Summary Plan Description            2/19/2020 16
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Adopted effective as of February 19, 2020.
DCP SERVICES, LLC
Plan Sponsor

By:	/s/ Brent Backes
Title:	Group Vice President and General Counsel
Date:	February 19, 2020

DCP Services, LLC Executive Severance Plan and Summary Plan Description            2/19/2020 17
Prepared by Holland & Hart LLP

General Plan Information

Employer and Plan Sponsor	DCP Services, LLC Attn: Group Vice President and Chief Human Resources Officer Plan Sponsor, Severance Plan 370 17th Street, Suite 2500 Denver, Colorado 80202 (303) 605-1844
Plan Sponsor’s Employer Identification Number (“EIN”)	30-0870571
Plan Name	DCP Services, LLC Executive Severance Plan is a component program under the DCP Services, LLC Welfare Plan
Plan Identification Number	506
Plan Structure	The Plan is an unfunded welfare benefit plan providing severance benefits.
Type of Funding	Benefits are paid from the general assets of the Employer.
Plan Year	January 1 – December 31
Plan Administrator	DCP Services, LLC Attn: Group Vice President and Chief Human Resources Officer Plan Administrator, Severance Plan 370 17th Street, Suite 2500 Denver, Colorado 80202 (303) 605-1844
THE PLAN ADMINISTRATOR IS RESPONSIBLE FOR PROVIDING YOU WITH INFORMATION REGARDING YOUR RIGHTS AND BENEFITS UNDER THE PLAN, FILING VARIOUS REPORTS AND FORMS WITH THE DEPARTMENT OF LABOR AND THE INTERNAL REVENUE SERVICE AND MAKING ALL DISCRETIONARY DETERMINATIONS UNDER THE PLAN.
Agent for Service of Legal Process	DCP Services, LLC Attn: General Counsel Agent for Service of Legal Process, Severance Plan 370 17th Street, Suite 2500 Denver, Colorado 80202 (303) 605-1730

DCP Services, LLC Executive Severance Plan and Summary Plan Description            2/19/2020 18
Prepared by Holland & Hart LLP

SCHEDULE A
Severance Pay for Chief Executive Officer

The Chief Executive Officer (“CEO”) is eligible for Severance Pay in an amount equal to two (2) times Base Pay. Additionally, any payment due to the CEO under the STIP and Section 4.7 will not be reduced in a pro-rata manner as described under Section 4.7.

DCP Services, LLC Executive Severance Plan and Summary Plan Description
Schedule A                                        2/19/2020 A- 1
Prepared by Holland & Hart LLP

SCHEDULE B
Severance Pay for Executive Committee

A member of the Executive Committee is eligible for Severance Pay in an amount equal to one and one-half (1.5) times Base Pay. Additionally, any pro-rata payment due under the STIP and Section 4.7 that would be reduced in the pro-rata manner described under Section 4.7 to below one-half of the amount otherwise payable under the STIP will instead be reduced to one-half of the amount otherwise payable under the STIP.

DCP Services, LLC Executive Severance Plan and Summary Plan Description
Schedule B                                        2/19/2020 B- 1
Prepared by Holland & Hart LLP

SCHEDULE C
Severance Pay for Vice Presidents

A Vice President is eligible for Severance Pay in an amount equal to one (1) times Base Pay.

DCP Services, LLC Executive Severance Plan and Summary Plan Description
Schedule C                                        2/19/2020 C- 1
Prepared by Holland & Hart LLP

SCHEDULE D
Severance Pay for Directors

A Director is eligible for Severance Pay in an amount equal to eight weeks of Weekly Pay plus an additional two weeks of Weekly Pay for each Year of Service completed by such Employee; however, the total number of weeks of Weekly Pay under this calculation will not exceed 39 weeks.

DCP Services, LLC Executive Severance Plan and Summary Plan Description
Schedule D                                        2/19/2020 D- 1
Prepared by Holland & Hart LLP